Contact:    Peter Murphy/UTC                               For Immediate Release
            860-728--7977
            www.utc.com

            Patrick Winn/Sundstrand
            815-226-3885
            www.snds.com



          UNITED TECHNOLOGIES CORP. AGREES TO ACQUIRE SUNDSTRAND CORP. HAMILTON SUNDSTRAND POSITIONED AS AEROSPACE AND INDUSTRIAL LEADER

     HARTFORD, Conn., Feb. 22, 1999 -- United Technologies Corp. (NYSE:UTX) and Sundstrand Corp. (NYSE:SNS) announced today that UTC has agreed to acquire Sundstrand in a 50 percent cash and 50 percent stock merger transaction valued at approximately $4.3 billion. Sundstrand will be combined with UTC's Hamilton Standard division, forming one of the world's leading suppliers of high value added airframe components and sub-systems. The merged entity will be named Hamilton Sundstrand.

     George David, UTC's chairman and chief executive officer stated, "This acquisition reinforces our long stated strategy of augmenting UTC's world class aerospace and commercial franchises. Hamilton Sundstrand will have expanded aftermarket opportunities, improved economies of scale, and leveraged opportunities for top line growth."

     Following completion of the merger, Robert Jenkins, Sundstrand's chairman and chief executive officer, will become Hamilton Sundstrand's chairman and Ray Kurlak, Hamilton Standard's president, will become Hamilton Sundstrand's president. Ronald F. McKenna, executive vice president and chief operating officer of Sundstrand Aerospace will become president, Hamilton Sundstrand Aerospace. Patrick L. Thomas, executive vice president and chief operating officer of Sundstrand Industrial will become president, Hamilton Sundstrand Industrial.

     "In the context of accelerating industry consolidation, we are confident that combining with United Technologies represents an outstanding opportunity for Sundstrand," said Robert H. Jenkins.

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"Over the past three years our management team has taken a number of strategic initiatives that have directly resulted in our superior profit margins and consistently excellent financial performance. However, with the rapidly changing nature of our industry, we firmly believe that United Technologies is an excellent strategic fit for Sundstrand as we will benefit from its lean manufacturing, quality, shared services, and purchasing programs and we have a highly similar culture and operating philosophy. In turn, Sundstrand will contribute its extensive customer support network, low cost systems integration expertise, and experienced management team to Hamilton Standard."

     Kurlak stated, "Combining these two world class companies provides an outstanding opportunity to significantly increase our total systems sales content per aircraft, which together currently averages approximately $700,000. Additionally, we anticipate top line growth through integrating customer support networks and international operations, and aligning specific product areas, such as auxiliary power units. Our management teams expect to realize cost reduction benefits of three percent to five percent of the Hamilton Sundstrand combined $3.0 billion cost basis within the next three years."

     Hamilton Sundstrand's headquarters will be located at Hamilton Standard's existing headquarters in Windsor Locks, Conn.

     UTC anticipates the acquisition of Sundstrand to be slightly accretive to earnings per share in 1999, with accretion accelerating in subsequent years. UTC's earnings per share guidance of a 15 percent increase over 1998 remains unchanged by the transaction.

     David said, "We are pleased to add Sundstrand to our family of market leading businesses. UTC will benefit from Sundstrand's products, market presence and, most importantly, its people. We think highly of Sundstrand's management team."

     Under the terms of the agreement, which has been approved by the board of directors of each company, each share of Sundstrand common stock will be converted into the right to receive $35.00 in cash plus 0.2790 shares of UTC common stock which, based upon UTC's February 19 th closing price of $125.4375, represents $35.00 in stock consideration. This cash and stock consideration results in a total value of $70.00 per Sundstrand common share based on UTC's Feb. 19th closing price.

     To the extent necessary, the common stock exchange ratio will be reduced or increased, as the case may be, to provide for a maximum value of $39.25 and a minimum value of $35.00 of UTC common stock consideration for each share of Sundstrand common stock. This will result in a minimum


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total consideration of $70.00, and a maximum total consideration of $74.25, per share of Sundstrand common stock. In addition, if the average price of UTC common stock during a defined 10-day measurement period preceding the Sundstrand stockholder meeting held to approve the transaction is equal to or less than $112.89, then UTC has the right to convert the merger consideration to a cash payment of $70.00 per share of Sundstrand common stock.

     The merger is subject to customary conditions including approvals by Sundstrand shareowners, Hart-Scott-Rodino Act review, approval under the European antitrust laws and by certain other regulatory agencies. It is expected that the merger will be completed in mid-1999.

     Founded in 1905, Sundstrand Corp. is an international leader in the design and manufacture of proprietary, technology based components and subsystems for aerospace and industrial customers. Sundstrand has electrical, mechanical, and/or power systems products on all large commercial aircraft in production including the popular Boeing B737 and Airbus A320/A340 aircraft, general aviation applications such as the Gulfstream V and DeHaviland Dash-8, and all major military production aircraft including the F/A-18 and Eurofighter. Sundstrand's products are installed on the vast majority of currently operating Western aircraft, creating a large installed base and substantial aftermarket. Sundstrand's industrial businesses include Sullair Corp. (rotary screw compressors), Falk Corp. (power transmission equipment), Milton Roy (precision metering pumps) and Sundstrand Fluid Handling Division (high-speed centrifugal pumps). These industrial businesses serve a wide array of process and manufacturing end users.

     United Technologies Corp. provides a broad range of high technology products and support services to the building systems, automotive, and aerospace industries.

     Certain statements in this press release, including statements concerning expected savings, revenues, earnings per share and debt levels are "forward-looking statements" as defined under the securities law. UTC's operations, products, and markets are subject to a number of risk factors, which may cause actual results to vary materially from those anticipated in the forward looking statements. UTC's SEC filings, as updated from time to time, contain important information identifying a number of these risk factors, including economic, political, climatic, currency, regulatory, technological, competitive, and other important factors. This information can be found in the Business section of UTC's Annual Report on Form 10-K under the headings "Description of Business by Operating Segment" and


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"Other Matters Relating to the Corporation's Business as a Whole," as updated by
UTC's other SEC filings from time to time.

     Any forward-looking statements should be evaluated in light of these important risk factors.


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